Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results

Boise, ID - April 11, 2023
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the fourth quarter of fiscal 2022 and full year fiscal 2022, which ended February 25, 2023.
Fourth Quarter of Fiscal 2022 Highlights
•Identical sales increased 5.6%
•Digital sales increased 16%
•Loyalty members increased 15% to over 34 million
•Net income of $311 million, or $0.54 per share
•Adjusted net income of $460 million, or $0.79 per share
•Adjusted EBITDA of $1,050 million
Fiscal 2022 Highlights
•Identical sales increased 6.9%
•Digital sales increased 28%
•Net income of $1,514 million, or $2.27 per share
•Adjusted net income of $1,965 million, or $3.37 per share
•Adjusted EBITDA of $4,677 million

"We are pleased with our fourth quarter financial results and the suite of capabilities we continue to build in our business," said Vivek Sankaran, CEO. "We want to thank all our teams for their commitment to bringing people together around the joys of food and inspiring well-being, and for serving our customers and communities."

Mr. Sankaran continued, "These results, and our results for fiscal 2022 overall, were fueled by the rollout of our Customers for Life transformation strategy, which places the customer at the center of everything we do, with the ultimate goal of supporting them every day, every week, and for a lifetime. Against this backdrop, throughout the year, we invested in the following initiatives: digitally connecting and engaging our customers through a frictionless omnichannel experience, differentiating our store experience, enhancing what we offer and where we offer it, modernizing our operational capabilities, and further embedding ESG throughout our operations."

"As we look ahead to fiscal 2023, we believe we are well-positioned to drive top-line growth by deepening relationships with our customers even as inflation continues. However, we also believe that the economic backdrop is uncertain and is likely to be more challenging later in the year. We have prepared our business for a more difficult consumer environment, and are expecting significant labor investments and inflationary cost increases. Additionally, we expect further declines in COVID-19 vaccination and at-home test kit revenue. These headwinds are expected to be partially offset by the ongoing growth in our core business and the benefits from the next phase of our productivity initiatives."

Fourth Quarter of Fiscal 2022 Results

Net sales and other revenue was $18.3 billion during the 12 weeks ended February 25, 2023 ("fourth quarter of fiscal 2022") compared to $17.4 billion during the 12 weeks ended February 26, 2022 ("fourth quarter of fiscal 2021"). The increase was driven by the Company's 5.6% increase in identical sales, with retail price inflation, growth in pharmacy and increasing digital penetration contributing to the identical sales increase.

Gross margin rate decreased to 27.8% during the fourth quarter of fiscal 2022 compared to 28.7% during the fourth quarter of fiscal 2021. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 71 basis points compared to the fourth quarter of fiscal 2021. The pharmacy business drove approximately half of the rate decrease with the remaining decrease being the result of increases in product, shrink, supply chain and advertising costs, as well as increases in picking and delivery costs related to the continued growth in digital sales, partially offset by the benefits of ongoing productivity initiatives. The decrease related to the pharmacy business was primarily due to fewer COVID-19 vaccinations in the fourth quarter of fiscal 2022. We administered 0.4 million COVID-19 vaccinations during the fourth quarter of fiscal 2022, compared to 2.3 million during the fourth quarter of fiscal 2021.

Selling and administrative expenses increased to 25.8% of Net sales and other revenue during the fourth quarter of fiscal 2022 compared to 24.9% during the fourth quarter of fiscal 2021. Excluding the impacts of fuel, withdrawal from the Combined Plan (as defined herein) and a legal settlement in the fourth quarter of fiscal 2022, Selling and administrative expenses as a percentage of Net sales and other revenue was essentially flat. The benefit of our ongoing productivity initiatives, as well as lower appreciation pay and lower COVID-19 related expenses offset higher employee costs, higher utilities costs, incremental merger-related costs and continued investments related to the acceleration of our digital and omnichannel capabilities.

Net gain on property dispositions and impairment losses was $61.4 million during the fourth quarter of fiscal 2022 compared to $1.7 million during the fourth quarter of fiscal 2021.

Interest expense, net was $91.6 million during the fourth quarter of fiscal 2022 compared to $108.0 million during the fourth quarter of fiscal 2021.

Other income, net was $9.5 million during the fourth quarter of fiscal 2022 compared to $47.5 million during the fourth quarter of fiscal 2021.

Income tax expense was $40.4 million, representing an 11.5% effective tax rate, during the fourth quarter of fiscal 2022, compared to $148.7 million, representing a 24.6% effective tax rate, during the fourth quarter of fiscal 2021. The favorability in the effective tax rate was the result of certain statutes expiring in the fourth quarter of fiscal 2022 and the related reduction in reserves for uncertain tax positions.

Net income was $311.1 million or $0.54 per share during the fourth quarter of fiscal 2022, which included the $43.5 million or $0.07 per share benefit related to the reduction in reserves for uncertain tax positions. Net income was $455.1 million or $0.79 per share during the fourth quarter of fiscal 2021, which included the $78.7 million or $0.14 per share gain, net of tax, related to the Combined Plan withdrawal.

Adjusted net income was $459.7 million, or $0.79 per share (which includes the $0.07 per share benefit discussed above), during the fourth quarter of fiscal 2022 compared to $436.8 million, or $0.75 per share, during the fourth quarter of fiscal 2021.

Adjusted EBITDA was $1,050.2 million during the fourth quarter of fiscal 2022 compared to $1,073.7 million during the fourth quarter of fiscal 2021. The decrease in Adjusted EBITDA was driven by fewer COVID-19 vaccines in the fourth quarter of fiscal 2022. This trend of declining COVID-19 vaccinations is expected to continue into fiscal 2023, in addition to lower COVID-19 at-home test kit revenue, and as a result we expect an approximate $200 million headwind to our Adjusted EBITDA in fiscal 2023 compared to fiscal 2022.

Capital Expenditures

During fiscal 2022, capital expenditures were $2,153.9 million, which primarily included continued investment in our digital and technology platforms, the completion of 173 remodels and the opening of five new stores.

Merger Agreement

On October 13, 2022, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Kroger Company ("Kroger") and Kettle Merger Sub, Inc. Under the terms of the Merger Agreement, Kroger (through Kettle Merger Sub, Inc.) will acquire all of the outstanding shares of the Company's common stock and convertible preferred stock (on an as-converted basis) for total consideration of $34.10 per share, subject to certain reductions including the Special Dividend (as defined below). Details regarding the Merger Agreement and the transactions contemplated by the Merger Agreement (the "Merger") can be found in the Form 8-K filed on October 14, 2022 and the joint press release issued by the Company and Kroger on October 14, 2022.

Special Dividend

On January 17, 2023, the temporary restraining order preventing payment of the special cash dividend of $6.85 per share (the "Special Dividend") was lifted. Details can be found in the Form 8-K filed on January 18, 2023. On January 20, 2023, the Special Dividend of $3,916.9 million was paid.

Convertible Preferred Stock

During fiscal 2022, certain holders of the Company's convertible preferred stock converted approximately 1,349,186 shares of convertible preferred stock into 78,339,120 shares of the Company's Class A common stock ("Common Stock"). As of April 7, 2023, the Company has issued, in the aggregate, 98,708,702 shares of Common Stock to holders of convertible preferred stock, representing approximately 97% of the originally issued convertible preferred stock. As a result, there are approximately 2,903,200 shares of Common Stock reserved for issuance upon the potential conversion of the remaining 50,000 shares of outstanding convertible preferred stock.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of February 25, 2023, the Company operated 2,271 retail stores with 1,722 pharmacies, 401 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2022, along with the Albertsons Companies Foundation, the Company contributed more than $200 million in food and financial support, including more than $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends
This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business, our industry and the outcome of the Merger. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•rates of food price inflation or deflation, as well as fuel and commodity prices;
•change in market interest rates and wage rates;
•changes in retail consumer behavior, including in the digital space;
•ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•uncertainties related to the Merger, including our ability to close the transactions contemplated by the Merger Agreement, and the impact of the costs related to the Merger;
•erosion of consumer confidence as a result of the Merger Agreement;
•litigation related to the transactions contemplated by the Merger Agreement;
•restrictions on our ability to operate as a result of the Merger Agreement;
•challenges in attracting, retaining and motivating our employees until the closing of the Merger;
•availability and cost of goods used in our food products;
•challenges with our supply chain;
•operational and financial effects resulting from cyber incidents, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•health epidemics and pandemics including the continued impact of the COVID-19 pandemic, about which there are still many unknowns and the extent of their impact on our business and the communities we serve including a significant reduction in the current levels of revenue from administering vaccines and providing test kits.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

The Company has filed with the Securities and Exchange Commission ("SEC") a preliminary information statement, as amended, on Schedule 14C with respect to the approval of the Merger, which is subject to SEC comment. Once the SEC has no further comments, the Company will mail the definitive information statement to the Company's stockholders. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC's website, www.sec.gov or from the Company's website at https://www.albertsonscompanies.com/investors/overview/.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Net sales and other revenue	$18,265.1	$17,383.5	$77,649.7	$71,887.0
Cost of sales	13,180.8	12,399.2	55,894.1	51,164.6
Gross margin	5,084.3	4,984.3	21,755.6	20,722.4

Selling and administrative expenses	4,712.1	4,321.7	19,596.0	18,300.5
Gain on property dispositions and impairment losses, net	(61.4)	(1.7)	(147.5)	(15.0)
Operating income	433.6	664.3	2,307.1	2,436.9

Interest expense, net	91.6	108.0	404.6	481.9
Loss on debt extinguishment	—	—	—	3.7
Other income, net	(9.5)	(47.5)	(33.0)	(148.2)
Income before income taxes	351.5	603.8	1,935.5	2,099.5

Income tax expense	40.4	148.7	422.0	479.9
Net income	$311.1	$455.1	$1,513.5	$1,619.6

Net income per Class A common share:
Basic net income per Class A common share	$0.54	$0.83	$2.29	$2.73
Diluted net income per Class A common share	0.54	0.79	2.27	2.70
Weighted average Class A common shares outstanding (in millions)
Basic	538.0	482.5	529.0	469.6
Diluted	580.1	573.9	534.0	475.3

% of net sales and other revenue
Gross margin	27.8%	28.7%	28.0%	28.8%
Selling and administrative expenses	25.8%	24.9%	25.2%	25.5%

Store data
Number of stores at end of quarter/year	2,271	2,276

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 25, 2023	February 26, 2022
ASSETS
Current assets
Cash and cash equivalents	$455.8	$2,902.0
Receivables, net	687.6	560.6
Inventories, net	4,782.0	4,500.8
Prepaid assets	302.7	301.6
Other current assets	42.3	101.4
Total current assets	6,270.4	8,366.4

Property and equipment, net	9,358.7	9,349.6
Operating lease right-of-use assets	5,879.1	5,908.4
Intangible assets, net	2,465.4	2,285.0
Goodwill	1,201.0	1,201.0
Other assets	993.6	1,012.6
TOTAL ASSETS	$26,168.2	$28,123.0

LIABILITIES
Current liabilities
Accounts payable	$4,173.1	$4,236.8
Accrued salaries and wages	1,317.4	1,554.9
Current maturities of long-term debt and finance lease obligations	1,075.7	828.8
Current operating lease obligations	664.8	640.6
Current portion of self-insurance liability	355.5	333.3
Taxes other than income taxes	382.3	344.6
Other current liabilities	460.0	409.5
Total current liabilities	8,428.8	8,348.5

Long-term debt and finance lease obligations	7,834.4	7,136.3
Long-term operating lease obligations	5,386.2	5,419.9
Deferred income taxes	854.0	799.8
Long-term self-insurance liability	878.6	837.8
Other long-term liabilities	1,129.8	1,277.6

Commitments and contingencies
Series A convertible preferred stock	45.7	681.1
Series A-1 convertible preferred stock	—	597.4

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	2,072.7	2,032.2
Treasury stock, at cost	(352.2)	(1,647.4)
Accumulated other comprehensive income	69.3	69.0
(Accumulated deficit) retained earnings	(185.0)	2,564.9
Total stockholders' equity	1,610.7	3,024.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,168.2	$28,123.0

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2022	Fiscal 2021
Cash flows from operating activities:
Net income	$1,513.5	$1,619.6
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(147.5)	(15.0)
Depreciation and amortization	1,807.1	1,681.3
Operating lease right-of-use assets amortization	652.7	623.9
LIFO expense	268.0	115.2
Deferred income tax	12.9	219.0
Pension and post-retirement benefits income	(21.7)	(54.7)
Contributions to pension and post-retirement benefit plans	(27.3)	(29.8)
Gain on interest rate swaps and energy hedges, net	(8.4)	(22.8)
Deferred financing costs	16.9	23.4
Loss on debt extinguishment	—	3.7
Equity-based compensation expense	138.3	101.2
Other operating activities	1.8	(77.0)
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	(127.1)	(22.4)
Inventories, net	(549.1)	(313.8)
Accounts payable, accrued salaries and wages and other accrued liabilities	(164.2)	679.5
Operating lease liabilities	(637.7)	(604.6)
Pension withdrawal liabilities	(103.4)	(131.0)
Self-insurance assets and liabilities	56.2	18.6
Other operating assets and liabilities	172.9	(300.9)
Net cash provided by operating activities	2,853.9	3,513.4

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(2,153.9)	(1,606.5)
Proceeds from sale of assets	195.2	51.9
Business acquisitions, net of cash acquired	—	(25.4)
Other investing activities	(18.6)	41.1
Net cash used in investing activities	(1,977.3)	(1,538.9)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	2,150.0	—
Payments on long-term borrowings, including ABL facility	(1,150.8)	(330.9)
Payments of obligations under finance leases	(71.6)	(78.0)
Payment of redemption premium on debt extinguishment	—	(2.9)
Payments for debt financing costs	(7.1)	(11.0)
Special dividend paid	(3,916.9)	—
Dividends paid on common stock	(255.1)	(207.4)
Dividends paid on convertible preferred stock	(65.3)	(114.6)
Employee tax withholding on vesting of restricted stock units	(44.0)	(29.4)
Other financing activities	(4.6)	(15.3)
Net cash used in financing activities	(3,365.4)	(789.5)

Net (decrease) increase in cash and cash equivalents and restricted cash	(2,488.8)	1,185.0
Cash and cash equivalents and restricted cash at beginning of period	2,952.6	1,767.6
Cash and cash equivalents and restricted cash at end of period	$463.8	$2,952.6

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share:

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Numerator:

Net income	$311.1	$455.1	$1,513.5	$1,619.6
Adjustments:
Loss (gain) on interest rate swaps and energy hedges, net (d)	4.5	(14.0)	(8.4)	(22.8)
Business transformation (1)(b)	13.8	10.8	78.3	56.6
Equity-based compensation expense (b)	41.7	25.8	138.3	101.2
Gain on property dispositions and impairment losses, net	(61.4)	(1.7)	(147.5)	(15.0)
LIFO expense (a)	86.6	56.6	268.0	115.2
Government-mandated incremental COVID-19 pandemic related pay (2)(b)	—	4.9	10.8	57.9
Merger-related costs (3)(b)	32.7	—	56.5	—
Certain legal and regulatory accruals and settlements, net (b)	57.0	(3.1)	100.7	(31.0)
Amortization of debt discount and deferred financing costs (c)	3.9	7.3	16.8	23.2
Loss on debt extinguishment	—	—	—	3.7
Amortization of intangible assets resulting from acquisitions (b)	11.8	11.4	50.9	48.5
Combined Plan (4)(b)	—	(106.3)	(19.0)	(106.3)
Miscellaneous adjustments (5)(f)	6.0	(19.2)	52.1	(23.8)
Tax impact of adjustments to Adjusted net income	(48.0)	9.2	(145.9)	(46.0)
Adjusted net income	$459.7	$436.8	$1,965.1	$1,781.0

Denominator:

Weighted average Class A common shares outstanding - diluted	580.1	573.9	534.0	475.3
Adjustments:
Convertible preferred stock (6)	—	—	42.7	97.7
Restricted stock units and awards (7)	4.1	7.7	5.9	7.4
Adjusted weighted average Class A common shares outstanding - diluted	584.2	581.6	582.6	580.4

Adjusted net income per Class A common share - diluted	$0.79	$0.75	$3.37	$3.07

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Net income per Class A common share - diluted	$0.54	$0.79	$2.27	$2.70
Convertible preferred stock (6)	—	—	0.36	0.13
Non-GAAP adjustments (8)	0.26	(0.03)	0.78	0.28
Restricted stock units and awards (7)	(0.01)	(0.01)	(0.04)	(0.04)
Adjusted net income per Class A common share - diluted	$0.79	$0.75	$3.37	$3.07

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Adjusted net income (9)	$459.7	$436.8	$1,965.1	$1,781.0
Tax impact of adjustments to Adjusted net income	48.0	(9.2)	145.9	46.0
Income tax expense	40.4	148.7	422.0	479.9
Amortization of debt discount and deferred financing costs (c)	(3.9)	(7.3)	(16.8)	(23.2)
Interest expense, net	91.6	108.0	404.6	481.9
Amortization of intangible assets resulting from acquisitions (b)	(11.8)	(11.4)	(50.9)	(48.5)
Depreciation and amortization (e)	426.2	408.1	1,807.1	1,681.3
Adjusted EBITDA	$1,050.2	$1,073.7	$4,677.0	$4,398.4

(1) Includes costs associated with third-party consulting fees related to our operational priorities and associated business transformation, as well as closures of operating facilities.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Primarily relates to third-party advisor fees and retention program expense related to the proposed Merger with Kroger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(4) Includes gains related to the withdrawal in fiscal 2020 from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan").
(5) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement gain, adjustments for unconsolidated equity investments, certain contract terminations and costs associated with integrating acquired businesses.
(6) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP. Fiscal 2022 reflects the impact of the Special Dividend that is attributable to the holders of convertible preferred stock on an as-converted basis.
(7) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(8) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
(9) See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) Loss (gain) on interest rate swaps and energy hedges, net:

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Cost of sales	$(2.1)	$(9.3)	$(4.8)	$(15.9)
Selling and administrative expenses	6.4	(1.8)	4.8	(3.6)
Other income, net	0.2	(2.9)	(8.4)	(3.3)
Total Loss (gain) on interest rate swaps and energy hedges, net	$4.5	$(14.0)	$(8.4)	$(22.8)

(e) Depreciation and amortization:

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Cost of sales	$33.5	$39.1	$162.7	$164.7
Selling and administrative expenses	392.7	369.0	1,644.4	1,516.6
Total Depreciation and amortization	$426.2	$408.1	$1,807.1	$1,681.3

(f) Miscellaneous adjustments:

	Fourth Quarter Fiscal 2022	Fourth Quarter Fiscal 2021	Fiscal 2022	Fiscal 2021
Selling and administrative expenses	$8.0	$1.7	$28.9	$32.7
Other income, net	(2.0)	(20.9)	23.2	(56.5)
Total Miscellaneous adjustments	$6.0	$(19.2)	$52.1	$(23.8)

The following table is a reconciliation of Net debt ratio:

	Fiscal 2022	Fiscal 2021
Total debt (including finance leases)	$8,910.1	$7,965.1
Cash and cash equivalents	455.8	2,902.0
Total debt net of cash	8,454.3	5,063.1

Adjusted EBITDA	$4,677.0	$4,398.4

Total Net debt ratio	1.81	1.15